Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2020 (April 1, 2020, as to the subsequent events described in Note 15), relating to the financial statements of Keros Therapeutics, Inc. and its subsidiary, appearing in Registration Statement No. 333-237212 on Form S-1 of Keros Therapeutics, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 15, 2021